Exhibit 10.6
CASUALTY VARIABLE QUOTA SHARE REINSURANCE AGREEMENT

CASUALTY VARIABLE QUOTA SHARE REINSURANCE AGREEMENT
(Words and phrases that appear in bold print have special meanings that are defined either in the DEFINITIONS ARTICLE or in the text of this agreement.)
PREAMBLE
This agreement is made and entered into by and between:
ALLIED WORLD ASSURANCE COMPANY, LTD, a Bermuda corporation;
ALLIED WORLD ASSURANCE COMPANY (EUROPE) LIMITED, an Ireland corporation; ALLIED WORLD ASSURANCE COMPANY (REINSURANCE) LIMITED, an Ireland corporation;
ALLIED WORLD ASSURANCE COMPANY (U.S.) INC., a Delaware corporation; and/or NEWMARKET UNDERWRITERS INSURANCE COMPANY, a New Hampshire corporation;
(hereinafter collectively referred to as the “company” and wherever the word “company” is used in this agreement, such term shall be held to include any and/or all of the subsidiary or affiliated companies that are or may hereafter come under the ownership, management and/or control of the company, provided that notice be given to the reinsurer of any such subsidiary or affiliate companies that may hereafter come under the ownership, management and/or control of the company as soon as practicable)
of the one part; and the various reinsurers as identified by the INTERESTS AND LIABILITIES AGREEMENTS attaching to and forming a part of this agreement (hereinafter referred to individually as the “reinsurer” and collectively as the “reinsurers") of the other part.
The parties hereto agree as hereinbelow, in consideration of the mutual covenants contained in the following Articles and upon the terms and conditions set forth therein:
DEFINITIONS ARTICLE
The following terms, wherever used in this agreement, will have the meanings set forth herein, and will be deemed to refer to the singular, plural, or otherwise inflected forms of such terms, as the context requires:
A.	“Advertising liability” and “advertising injury” have the same meanings that they do in the company’s policy.
B.	“Agreement” means this contract of reinsurance, any exclusion clauses as may be referenced in the Exclusions Article and the INTERESTS AND LIABILITIES AGREEMENTS attached hereto as well as any written amendment to this agreement that has been by signed by both the company and the reinsurer.

C. “Automobile” has the same meaning that it does in the company’s policy.
D. “Bodily injury” has the same meaning that it does in the company’s policy.
E.	“Critical auto parts” means brakes and component parts, alternators, engines and engine control parts, clutch sets, axles/joints, fuel/gas tanks and component parts, ignition parts, shocks/struts, steering/suspensions, transmissions/gearboxes, wheels/tires, seatbelts, door latches, and airbags.
F. “Date of loss” means:
1.	The date of the occurrence or accident as determined by a policy responding to the loss if the policy was issued on an occurrence basis;

2.	The date the claim is made as determined by a policy responding to the loss if the policy was issued on a claims-made basis; or

3.	The date the occurrence is reported as determined by a policy responding to the loss if the policy is issued on an occurrences-reported basis.
The date of any claim made under a claims-made policy, or occurrence reported under a occurrences-reported policy will be deemed to be the date as determined under the terms of the policy, except that the date of any claim made or occurrence reported under a Basic Extended Reporting Period, Supplemental Extended Reporting Period or Discovery Period provided by such a policy will be deemed to be the termination date of the policy.
G.	“Declaratory judgment expense” means all expenses incurred by the company in direct connection with declaratory judgment actions brought to determine the company’s policy obligations that are allocable to specific policies and claims subject to this agreement. Declaratory judgment expense will be deemed to have been incurred by the company on the date of loss.
H.	“Extended reporting period” and “discovery period” mean a specific time period after a policy’s termination date within which claims may be made or occurrences may be reported (under a policy written on a claims-made or occurrences-reported basis) with respect to occurrences happening between the policy’s retroactive date, if any, and the termination date of that policy.
I.	“Ethical pharmaceutical” means the specific dosage(s) of a pharmaceutical or drug dispensable only directly by or upon prescription of a physician or other practitioner licensed by law to administer such pharmaceutical or drug.
J.	“Incidental” with respect to any premises, operations, products, activities or work of an original insured means premises, operations, products, activities or work that generate 10.00% or less of such insured’s total revenues for the 12-month period that immediately precedes the effective or renewal date of the policy written for such insured.

K.	“Industrial aid aircraft” and “industrial aid aircraft use” have the same meanings that they do in the company’s policy.
L. “Incidental medical malpractice” includes:
1.	Any liability, loss, cost or expense arising out of emergency first aid provided by any original insured that is not principally engaged in the provision of emergency medical services.

2.	Any liability, loss, cost or expense arising out of medical, surgical, dental, x-ray, nursing or chiropractic services or care provided to any person, including the furnishing of drugs in connection therewith, by any original insured that is not principally engaged in the provision of such medical care or services.
M.	“Insured’s products” has the same meaning that it does in the company’s policy.
N.	“Integrated occurrence” or “batch occurrence” have the same meaning that they do in the company’s policy, if applicable.
O. “Joint venture” has the same meaning that it does in the company’s policy.
P. “Loss adjustment expense” includes:
1.	All expenses incurred by the company in the investigation, appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including salaries and expenses of the company’s field employees and salaried adjusters who have no administrative duties;

2.	Charges or expenses incurred through the use of third party claim services or technical services;

3.	Expenses of the company’s officials incurred in connection with the loss;

4.	Court costs;

5.	Interest accrued prior to final judgment, if included as part of expense on reinsured policies; and

6.	Interest accrued after final judgment; and

7.	Declaratory judgment expense.
The reinsurer’s liability for loss adjustment expense will be in addition to its limit of liability for ultimate net loss under this agreement as set forth in the REINSURANCE COVERAGE ARTICLE (except as respects any such expense that is included in the definition of “ultimate net loss” as set forth below).

The reinsurer will bear its pro rata share of all loss adjustment expense, and the reinsurer will, on the other hand, benefit proportionately from all reductions of loss adjustment expense by salvage, compromise or otherwise.
Loss adjustment expense does not include salaries of the company’s officials and regular office employees and office expenses of the company.
Q.	“Low-rise residential construction operations” mean the construction of:
1.	Homes;

2.	Town homes;

3.	Residential apartment buildings; or

4.	Residential condominium buildings;
that are under three stories in height.
R.	“Net subject written premium” means the gross written premium of the company for the policies reinsured hereunder, including any premium paid by original insureds in respect of any extended reporting periods or discovery periods and any reinstatement premium payable by the original insureds, less returned premium for cancellations, premium audits and reductions, and less premium for inuring reinsurance as set forth in the OTHER REINSURANCE ARTICLE.
S.	“Occurrence” has the same meaning that it does in the company’s policy. If a policy has an “each accident,” “each wrongful act,” “each common cause,” “each disease,” “each location,” “each claim,” “each employee” or “each offense” limit of liability, then occurrence as used in this agreement will have the same meaning as an “accident,” “wrongful act,” “common cause,” “disease,” “location,” “claim,” “employee,” or “offense” in such policy with respect to such limit of liability.
T.	“Personal injury” and “personal and advertising injury” have the same meanings that they do in the company’s policy.
U.	“Policy” means any policy, binder, contract, or agreement of insurance or reinsurance. Where the company has issued two or more ceded policies covering the same original named insured, or group of original named insureds, at different attachment points, then such policies will be deemed to be a single policy hereunder.

The maximum policy period for subject business will be:
1.	12 months plus odd time, not to exceed eighteen (18) months in all, for all policies other than those described in paragraph 2. below; and

2.	60 months plus odd time, not to exceed 66 months in all, for all policies written to insure a specific construction project or series of construction projects;

Provided, however:
a.	That the limitation in 1. above will not apply to policies issued for policy periods of greater than 18 months if they can be re-priced and re-underwritten without limitation, other than such limitations as are described in c) below, at the expiration of each annual period during the policy period. The commencement of each subsequent annual period will be considered a separate renewal for purposes of this agreement;

b.	In determining whether a policy has exceeded the maximum policy period, the policy period of such policy will not include any:
1.	Extended reporting periods (whether basic, supplemental or both);

2.	Discovery period(s); or

3.	Products-completed operations extensions or extensions for maintenance defects liability;

That are provided under the terms and conditions of that policy; and
c.	If the company is limited or prevented by statute, regulation, or judicial decision from re-pricing, re-underwriting, cancelling, or non-renewing a policy, then the maximum policy period will be extended until the first renewal date when the company can lawfully re-price, re-underwrite, cancel or non-renew such policy.
Any products-completed operations extension provided under a policy that is reinsured hereunder will commence at the end of the policy period of such policy and will not extend beyond the greatest amount of time allowed under:
(1)	The longest applicable statute of repose (including any applicable extensions thereof); or

(2)	The longest applicable statute of limitations (including any applicable extensions thereof).
V. “Pollutants” has the same meaning that it does in the company’s policy.
W. “Products-completed operations hazard” has the same meaning that it does in the company’s policy.
X. “Property damage” has the same meaning that it does in the company’s policy.
Y.	“Renewal” or “renewed” will include any policy with a policy period of one year or less that is renewed at its expiration or anniversary date as well as any policy that is issued for more than one year, but which can be re-priced and re-underwritten at the expiration of each annual period during its policy period.

Z.	“Satisfactory proof of loss” means reasonable evidence of amounts paid or payable by the company in any settlement, compromise or adjustment of loss made by the company.
AA.	“Ultimate net loss” means the amount of any settlement, award, or judgment paid by the company, or for which the company has become liable to pay, including interest accrued prior to the final judgment, if such interest erodes the applicable limit of liability of the company’s policy. All recoveries, salvages and subrogations that are actually recovered and all inuring reinsurance, whether recovered or not, will be deducted from the amount of the ultimate net loss. Ultimate net loss does not include:
1.	Any element of loss adjustment expense, unless that element of loss adjustment expense erodes the applicable limit of liability of the company’s policy;

2.	Extra contractual obligations; or

3.	Excess of limits liability.
REINSURANCE COVERAGE ARTICLE
The company will cede to the reinsurer, and the reinsurer will accept a quota share percentage of the interests and liabilities of all policies classified by the company as:
EXCESS GENERAL CASUALTY INSURANCE.
Said quota share cession will be based on the original limits and initial attachment point of each policy as set forth in the below Sections A, B, and C.
SECTION A
(This Section A is not applicable to policies written through Allied World Assurance Company (U.S.) Inc. or Newmarket Underwriters Insurance Company.)
As respects policies with original limits up to and including $25,000,000, €25,000,000, or £15,000,000 each occurrence, the reinsurers will accept a 100% quota share participation. The limit of liability to the reinsurers for ultimate net loss will not exceed $25,000,000, €25,000,000, or £15,000,000, each occurrence each policy, subject to any reinstatement or any aggregate provisions (or both) in the policy, plus their proportionate share of loss adjustment expense (payable whether or not the company has paid or has become liable to pay any ultimate net loss under its policy), and any extra contractual obligations and excess of limits liability not included within the above limit, subject to the provisions of the EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILTY ARTICLE.
All policies subject to this Section A will be written above a minimum initial attachment point of $10,000,000, €10,000,000, or £10,000,000.
The company will retain a 75% share in each policy, each occurrence subject to this Section A net and unreinsured, except as provided in the OTHER REINSURANCE ARTICLE.

SECTION B
(This Section B is not applicable to policies written through Allied World Assurance Company (U.S.) Inc. or Newmarket Underwriters Insurance Company.)
1.	As respects policies with original limits in excess of $25,000,000, €25,000,000, or £15,000,000 each occurrence, the company will cede to the reinsurers a variable quota share cession, which will be calculated individually with respect to each policy. The variable quota share ceded percentage as used in this Section B will be calculated according to the following formula: For policies issued in U.S. Dollars, Euros or United Kingdom Pounds Sterling, the formula is:
a.	The amount of the policy’s total original limit in excess of $25,000,000, €25,000,000 or £15,000,000

b.	Divided by the policy’s total original policy limit

c.	Equals the policy’s variable quota share ceded percentage.
2.	As respects policies issued in currency other than U.S. Dollars, Euros or United Kingdom Pounds Sterling, the policy’s total original limit will be converted into U.S. Dollars in accordance with the CURRENCY REVALUATION AND FOREIGN EXCHANGE ARTICLE, and the calculation described in 1. above will apply to such policy as if it had been initially written with limits in U.S. Dollars.
The limit of liability to the reinsurers for ultimate net loss will not exceed $25,000,000 or €25,000,000 or £15,000,000 each occurrence under each policy, subject to any reinstatement or any aggregate provisions (or both) in the company’s policy, plus their proportionate share of loss adjustment expense (payable whether or not the company has paid or has become liable to pay any ultimate net loss under its policy), and any extra contractual obligations and excess of limits liability not included within the above limit, subject to the provisions of the EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY ARTICLE.
All policies subject to this Section B will be written above a minimum initial attachment point of $25,000,000, € 25,000,000, or £15,000,000.
The company will retain a 100% share, less the cession to reinsurers (as calculated above in this Section B) in each policy subject to this Section net and unreinsured, except as provided in the OTHER REINSURANCE ARTICLE.
SECTION C
(This Section C is applicable only to policies written through Allied World Assurance Company (U.S.) Inc. or Newmarket Underwriters Insurance Company.)
As respects policies with original limits up to and including $25,000,000 each occurrence, the reinsurers will accept a 100% quota share participation. The limit of liability to the reinsurers for ultimate net loss will not exceed $25,000,000 each occurrence under each policy, subject to any reinstatement or any aggregate provisions (or both) in the company’s policy, plus their proportionate share of loss adjustment expense (payable whether or not the company has paid or has become liable to pay any ultimate net loss under its policy), and any extra contractual obligations and excess of limits liability not included within the above limit, subject to the provisions of the EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY ARTICLE.
All policies that provide coverage for original named insureds that are principally engaged in the construction of real property and that are subject to this Section C will be written above a minimum initial attachment point of $10,000,000. All other policies subject to this Section C will be written above a minimum initial attachment point of $5,000,000.
The company will retain a 72% share in each policy, each occurrence subject to this Section C net and unreinsured, except as provided in the OTHER REINSURANCE ARTICLE.
APPLICABLE TO SECTIONS A, B AND C ABOVE
The application of amounts in U.S. Dollars, Euros, or United Kingdom Pounds Sterling above will be subject to Paragraph V. of the CURRENCY REVALUATION AND FOREIGN EXCHANGE ARTICLE.
If the company’s policy recognizes any:
1.	Erosion of its initial attachment point due to payment of claims by underlying insurance and drops down; or
2.	Reduction in its stated attachment point due to any provisions in any underlying insurance with respect to any joint venture;
then the minimum initial attachment points specified in Sections A, B, and C above will likewise recognize any such erosion or reduction and be eroded or reduced to the same extent.
Should any loss involve this agreement, the obligation of the reinsurers in Sections A, B, and C above will be reinstated immediately and automatically as to any subsequent loss for the full amount of reinsurance as set forth above.
FOLLOW THE FORTUNES ARTICLE
The reinsurer’s liability will attach simultaneously with that of the company and will be subject in all respects to the same terms, conditions, interpretations, waivers, modifications, alterations, and cancellations as the respective policies of the company, the true intent of this agreement being that the reinsurer will follow the fortunes of the company, subject to the terms, conditions and limits of this agreement.
Nothing will in any manner create any obligations or establish any rights against the reinsurer in favor of any third parties or any persons not parties to this agreement.

TERM ARTICLE
This agreement applies to all policies written or renewed with effective dates during the 12-month term extending from March 1st, 2007, 12:01 a.m. standard time to March 1st, 2008, 12:01 a.m. standard time.
Standard time is as determined by the company’s policy.
This agreement will expire on a run-off basis, and the reinsurer will remain liable for all losses under policies in force until their expiration or renewal dates, whichever comes first. Additionally, the reinsurer will remain liable during any extended reporting period or discovery period that an original insured may elect to invoke on a claims-made or occurrence-reported policy that is written or renewed with an effective date during the term of this agreement. In conformance with state regulations, the obligations of the reinsurer under this agreement as respects all claims-made or occurrence-reported policies will extend to the reinstatement of any aggregate limits as may be afforded by any extended reporting period or discovery period provision of such policies. The reinsurer will receive its share of any premium applicable to said extended reporting period or discovery period, which will be considered fully earned by the reinsurer on the last in-force day of the company’s policy period.
Alternatively, the company may elect that the expiration or termination of this agreement be effected on a cut-off basis, and in the event that the company elects a cut-off expiration or termination:
1.	The reinsurer will not be liable for any losses with a date of loss on or after the date of expiration or termination of this agreement; and
2.	The reinsurer will return immediately to the company the unearned portion of the net subject written premium less ceding commission as of the date of expiration or termination of this agreement, computed on a pro-rata basis.
Should expiration or termination take place on a cut-off basis, any aggregate limits of liability to the reinsurers under this agreement will be prorated as of the date of expiration or termination in the same proportion that the earned net subject written premium bears to the total net subject written premium for all policies as of that date.
In the event that policies subject to this agreement are written in a jurisdiction where cancellation, renewal, or nonrenewal of coverage is regulated by the insurance authorities, and the company is bound by statute or regulation of said jurisdiction or by a judicial decision to continue coverage after the expiration or termination date of this agreement, then the reinsurer will remain liable on any policies continuing such coverage (and will receive any premium collected there for) until the first date when the company can lawfully cancel or nonrenew said policies. If, however, the company notifies the reinsurer in writing that it has decided to hold the business net and for its own account, then the reinsurer will not be liable for longer than the run-off period set forth above.

Notwithstanding the expiration or termination of this agreement (or any reinsurer’s percentage participation hereon) as hereinabove provided, the provisions of this agreement will continue to apply to all obligations and liabilities of the parties incurred hereunder to the end that all such obligations and liabilities will be fully performed and discharged.
SPECIAL TERMINATION OR SETTLEMENT ARTICLE
(Applicable separately as between the company and each participating reinsurer)
Section I
A.	The company may terminate this agreement forthwith in the event that:
1.	The reinsurer ceases writing reinsurance;

2.	The reinsurer at any time:
a.	Has a Standard & Poor’s (S&P) Insurer Financial Strength Rating of lower than “A-”; or

b.	Ceases to have any S&P Insurer Financial Strength Rating (or has a designation of “not rated” or “NR”) after having had an S&P rating at or after the inception of this agreement;
3.	The reinsurer at any time:
a.	Has an A.M. Best’s Financial Strength Rating of lower than “A-”; or

b.	Ceases to have any A.M. Best’s Financial Strength Rating (or has a designation of “not rated” or “NR”) after having had an A.M. Best’s Financial Strength Rating at or after the inception of this agreement;
4.	Over any period not exceeding twelve months, the policyholders’ surplus of the reinsurer, as reported in such financial statements of the reinsurer as designated by the company, drops by 20% or more; or

5.	As respects each reinsurer domiciled in the United States of America only, upon application of the NAIC Insurance Regulatory Information System (IRIS) tests to the reinsurer’s most recent statutory Annual Statement (which the reinsurer hereby agrees to furnish to the company upon request), it is found that four or more of the reinsurer’s IRIS financial ratio values are outside of the usual range established in the IRIS system.
B.	Termination under Section I A. above will be effected by written notice. The company will elect whether the termination will be on a run-off basis or a commutation with an immediate settlement of all present and future obligations under this agreement. If the company initially elects a run-off basis, within 15 calendar days after receiving notice of the company’s election, the reinsurer will secure all such obligations through a trust account or a clean, unconditional, irrevocable, and evergreen letter of credit from a financial institution acceptable to the company. However, even if such security is requested by the company or provided by the reinsurer, the company will retain the right to require an immediate settlement of all present and future obligations at any subsequent date.
Section II
A.	After the expiration (if there is no Special Termination as governed by Section I above) of this agreement, if the reinsurer has any remaining present or future obligations to the company and any of the five events described in paragraph A. of Section I should occur, the company may require:
1.	An immediate settlement of all present and future obligations under this agreement; or

2.	The reinsurer to secure all such obligations through a trust account or a clean, unconditional, irrevocable, and evergreen letter of credit from a financial institution acceptable to the company.
B.	If the company initially requires security under Paragraph A. 2. of this Section, it will notify the reinsurer in writing and the reinsurer will provide such trust account or letter of credit within 15 calendar days. However, even if such security is requested by the company or provided by the reinsurer, it is agreed that the company will retain the right to require an immediate settlement of all present and future obligations at any subsequent date.
Section III
A.	For purposes of this Article, “all present and future obligations” means outstanding ultimate net loss, extra contractual obligations, excess of limits liability and loss adjustment expense [including reserves for incurred-but-not-reported ultimate net loss and loss adjustment expense (hereinafter “IBNR”)], return of unearned net subject written premium, and all other present or future balances, obligations, or amounts due the company under this agreement.
B.	In no event will this Article be construed to limit the amount of, or the rights and obligations of the parties with respect to, any security withheld or required in accordance with the RESERVES AND FUNDING ARTICLE hereof (if applicable).
C.	In the event of an immediate settlement of all present and future obligations, upon receipt of final payment, the company and the reinsurer will execute a full and final commutation and mutual release of their respective liabilities under the agreement.

D.	When requested by either party an appraisal of IBNR will be made by a panel of three disinterested actuaries to be selected as follows:
1.	The company, or the reinsurer, may request in writing to the other party that any differences in the estimated amount of IBNR be settled by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen.

2.	If the other party refuses or neglects to appoint an actuary within 10 calendar days after the company’s or reinsurer’s request in writing that the differences be settled by a panel of three actuaries, the other party may appoint two actuaries.

3.	If the two actuaries fail to agree on the selection of a third actuary within 10 calendar days of their appointment, each of them will name two, of whom the other will decline one, and the decision will be made by drawing lots. All the actuaries will be regularly engaged in the valuation of excess general liability insurance claims, and each will be a Fellow of the Casualty Actuarial Society. None of the actuaries will be under the control of either party to this agreement.

4.	Each party will submit its case to the actuary it selected within 10 calendar days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, will be final and binding on both parties. The expense of the actuaries and of the commutation will be equally divided between the two parties. Said appraisal will take place in Hamilton, Bermuda unless some other place is mutually agreed upon by the company and the reinsurer.

5.	Any appraisal rendered pursuant to this subparagraph D. will not be subject to arbitration, and either party to this agreement may proceed to a court of competent jurisdiction to initiate an action to enforce such an appraisal.
E.	All demands, requests and notices pursuant to this Article will be given in writing and given by hand, prepaid express courier, airmail or telecopier properly addressed to the appropriate party and will be deemed as having been effected only upon actual receipt.
F.	Settlements under this Article will be adjusted for net present value. The discount rate used for determining net present value will be the current yield of a United States Treasury 2-year note as quoted in the Wall Street Journal on the nearest working day prior to the date the commutation is executed.
G.	In the event of any conflict between this Article and any other Article of this agreement, the terms of this Article will control.
TERRITORY ARTICLE
The territorial scope of this agreement will follow that of the company’s policies.

EXCLUSIONS ARTICLE
I.	With respect to policies otherwise subject to Sections A, B or C of the REINSURANCE COVERAGE ARTICLE, this agreement does not apply to and specifically excludes the following:
A.	Liability assumed by the company under treaty reinsurance; provided, however, that this exclusion does not apply to policies subject to an inter-company pooling reinsurance agreement among the parties comprising the company hereunder.

B.	Loss or liability excluded by the Insolvency Funds Exclusion Clause, as attached to this agreement.

C.	Loss or liability excluded by the following clauses, which are attached to this Agreement:
1.	Nuclear Incident Exclusion Clause—Liability—Reinsurance (U.S.A.);

2.	Nuclear Incident Exclusion Clause—Liability—Reinsurance (Canada);

3.	Nuclear Energy Risks Exclusion Clause (Reinsurance) (1994), (Worldwide Excluding U.S.A. and Canada), (Includes Japanese Amendment);

4.	Nuclear Incident Exclusion Clause—Physical Damage—Reinsurance (U.S.A.);

5.	Nuclear Incident Exclusion Clause—Physical Damage—Reinsurance (Canada);

6.	Nuclear Incident Exclusion Clause—Physical Damage and Liability (Boiler and Machinery Policies)—Reinsurance (U.S.A.); and

7.	Nuclear Incident Exclusion Clause—Physical Damage and Liability (Boiler and Machinery Policies)—Reinsurance (Canada).
D.	Loss caused directly, or indirectly, by war, whether or not declared, civil war, insurrection, rebellion or revolution or any act or condition incidental to any of the foregoing. If a policy contains, or follows as in the case of a follow-form policy, any war or terrorism exclusion that incorporates any provision(s) in conflict with any provision(s) of this exclusion, then the provision(s) of the company’s policy will supersede the conflicting provision(s) of this exclusion. This exclusion will not be more limiting than any war or terrorism exclusion contained in, or followed by, any policy issued by the company.
E.	Costs incurred for the withdrawal, inspection, repair, recall, return, replacement, or disposal of an original named insured’s products or work.
Except with respect to policies issued to original named insureds that are principally engaged in the manufacture of automobiles or critical auto parts, this exclusion does not apply to liability, loss, cost or expense incurred for the withdrawal, inspection, repair, recall, return, replacement, or disposal of products or work of a party other than an original named insured of which the original named insured’s products or work forms a part.

F.	An integrated occurrence or batch occurrence; provided, however, that this exclusion applies only with respect to loss or liability arising out of the insured’s products or the products-completed operations hazard and only with respect to policies issued to original named insureds that are principally engaged in the manufacture of automobiles or critical auto parts.
G.	Business classified by the company as:
1.	Directors and Officers Liability;

2.	Surety;

3.	Fidelity Insurance;

4.	Credit Insurance;

5.	Financial Guarantee Insurance;

6.	Insolvency Insurance;

7.	Environmental Impairment Liability;

8.	Employment Practices Liability; or

9.	Pure Financial Loss Insurance;
When written as such.
H.	Aviation Liability, unless such coverage pertains to an incidental part of the original insured’s overall operations. Additionally, Aircraft Products Liability will not be covered when the policy is issued to an original named insured whose primary business is the manufacture of aircraft, aircraft engines, or aircraft propellers. This exclusion does not apply to:
1.	Fuel or other fluids and lubricants utilized for aircraft;

2.	Any aviation liability arising out of aircraft that an original insured leases to others if such insured is not principally engaged in the manufacture of aircraft, aircraft engines or aircraft propellers or in the carrying of passengers aboard aircraft for a fee.

3.	Industrial aid aircraft or industrial aid aircraft use or incidental aircraft use or aviation liability.
If a policy contains, or follows as in the case of a follow-form policy, any aviation liability or aircraft exclusion that incorporates any provision(s) in conflict with any provision(s) of this exclusion, then the provision(s) of the company’s policy will supersede the conflicting provision(s) of this exclusion. This exclusion will not be more limiting than any aviation liability or aircraft exclusion contained in, or followed by, any policy issued by the company.

I.	Errors and omissions (E&O) or professional liability coverage; provided, however, that this exclusion does not apply to:
1.	Any:
a.	Bodily injury;

b.	Property damage;

c.	Personal injury;

d.	Advertising liability (or advertising injury or personal and advertising injury); or

e.	Extra contractual obligations, excess of limits liability, or any loss adjustment expense associated with 1. a. through 1. d. above, regardless of whether or not such extra contractual obligations, excess of limits liability, loss adjustment expense, liability, injury, or damage results directly, or indirectly, or is caused in whole, or in part, by any act, misfeasance, malfeasance, breach of duty, error, or omission of the insured that is of a professional nature;
2.	Druggists or Pharmacists Professional Liability;

3.	Employee Benefits Liability;

4.	Incidental medical malpractice; or

5.	Incidental professional exposure.
If a policy contains, or follows as in the case of a follow-form policy, any E&O or professional liability exclusion that incorporates any provision(s) in conflict with any provision(s) of this exclusion, then the provision(s) of the company’s policy will supersede the conflicting provision(s) of this exclusion. This exclusion will not be more limiting than any E&O or professional liability exclusion contained in, or followed by, any policy issued by the company.

J.	Loss or liability directly resulting from the rendering, or failure to render, the following professional services:

Medical, surgical, dental, x-ray, nursing or chiropractic services or care provided to any person, including the furnishing of drugs, in connection therewith.

This exclusion will not apply to:
1.	Druggists or Pharmacists Professional Liability; or

2.	Incidental medical malpractice.

If a policy contains, or follows as in the case of a follow-form policy, any medical malpractice exclusion that incorporates any provision(s) in conflict with any provision(s) of this exclusion, then the provision(s) of the company’s policy shall supersede the conflicting provision(s) of this exclusion. This exclusion will not be more limiting than any medical malpractice exclusion contained in, or followed by, any policy issued by the company.

K.	Loss or liability arising out of a multi-year policy. The term multi-year policy as used herein means a policy issued for a policy period greater than the maximum policy period as specified under the DEFINITIONS ARTICLE.

L.	Business derived directly as a member of any pool, association, or syndicate.

M.	Asbestos, except as respects such coverage as may be provided by the XL 004 policy form (or similar provisions of other occurrence-reported or claims-made forms).

N.
1. Loss or liability arising out of the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of methyl tertiary-butyl ether (MTBE) pollutants, but only with respect to policies issued to original insureds that are engaged in the:

(a)	Refining or manufacturing of MTBE;

(b)	Refining of petroleum products; or

(c)	Blending of MTBE with other petroleum products;
provided, however, that:
(i)	This exclusion does not apply to persons or organizations that qualify as additional insureds under policies issued to original insureds that are not engaged in any of the operations described in 1. through 3. above.

(ii)	As respects liability or alleged liability arising out of an actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of both MTBE and other pollutants, coverage hereon will not be excluded for that portion of such liability or alleged liability which arises out of pollutants that are not MTBE.
2.	If a policy contains, or follows as in the case of a follow-form policy, any MTBE or fuel oxygenates exclusion that incorporates any provision(s) in conflict with any provision(s) of this exclusion, then the provision(s) of the company’s policy will supersede the conflicting provision(s) of this exclusion. This exclusion will not be more limiting than any MTBE or fuel oxygenates exclusion contained in, or followed by, any policy issued by the company.

3.	However, solely with respect to bodily injury or property damage arising out of the insured’s products or the products-completed operations hazard, if any MTBE or fuel oxygenates exclusion contained in, or followed by, the company’s policy does not exclude a gradual discharge of MTBE pollutants, then:
(a)	The provisions of paragraph 2. above will not apply to such coverage as may be allowed for such gradual discharge of MTBE pollutants by the company’s policy; and

(b)	The provisions of paragraph 1. above will apply to such gradual discharge of MTBE pollutants, notwithstanding that such provisions may be in conflict with the provisions of any MTBE or fuel oxygenates exclusion contained in, or followed by, the company’s policy.
As used in this exclusion:
“Discharge” has the same meaning that it does in the company’s policy or, if such term is not used in the company’s policy, has the same meaning as whatever equivalent term(s) is(are) used in the company’s policy such as ‘dispersal,’ ‘release,’ ‘seepage,’ ‘migration,’ ‘release’ or ‘escape’.
A discharge will not be considered a “gradual discharge” if:
(a)	The original insured is aware of it within 20 days following its commencement and if the original insured gives the company notice of such discharge within 80 days following its commencement; or

(b)	Such discharge results from a “covered pollution peril” or “named peril” (as such terms are defined in the company’s policy) or such perils as are listed or covered in the company’s policy.
II.	With respect to policies that are otherwise subject to Sections B or C of the REINSURANCE COVERAGE ARTICLE and issued to original named insureds that are ethical pharmaceutical manufacturers, this agreement does not apply to and specifically excludes bodily injury or property damage arising out of the insured’s products or the products-completed operations hazard. However, this exclusion does not apply to:
A.	Nutraceutical companies;

B.	Over-the-counter (non-ethical) drug companies; or

C.	Diversified manufacturers whose ethical pharmaceutical revenues are less than 20.00% of total corporate revenues for the 12-month period that immediately precedes the effective or renewal date of the policy.

III.	With respect to policies otherwise subject to Section C of the REINSURANCE COVERAGE ARTICLE, this agreement does not apply to and specifically excludes the following:
A.	Bodily injury or property damage that directly results from the following premises or operations; provided, however, that this exclusion does not apply to such bodily injury or property damage that arises out of the insured’s products or that is included in the products-completed operations hazard:
1.	Demolition operations when written as such, but this exclusion does not apply to any mining or quarrying operations or any blasting operations of original insureds whose primary business is not demolition operations;

2.	Fraternity premises when written as such, but this exclusion does not apply to any educational institution that is found liable for its oversight (or failure thereof) of the premises, operations, or conduct of fraternities;

3.	Ship-building; ship repair yards, or dry dock operations;

4.	Amusement parks, carnivals, or automobile racing events when written as such, but this exclusion does not apply to original insureds that do not operate such events or premises, but do:
a.	Promote, market, or advertise such events or premises;

b.	Use such events or premises in their promotional, marketing, or advertising activities; or

c.	Sell or give away tickets to such events or premises;
5.	Airports, but only as respects loss or liability that directly results from the ownership, maintenance, or use of aircraft or from flight operations;

6.	Construction of subways, tunnels, or dams, but this exclusion does not apply to the construction of:
a.	A dam that has an embankment less than 20 feet in height or a reservoir capacity less than 100 acre-feet;

b.	A pool or impoundment; or

c.	A pond;
7.	The application of insecticides or pesticides within a building, but this exclusion does not apply to an original insured that owns, occupies, rents, leases, or uses such a building;

8.	Underground mining operations, but this exclusion does not apply to surface mining or quarrying operations; or

9.	Low-rise residential construction operations;
Provided, however, that if:
(1)	A policy contains, or follows as in the case of a follow-form policy, an exclusion of any of the premises or operations (or both) listed above; and

(2)	Such exclusion incorporates any provision(s) in conflict with any provision(s) of this exclusion A.;

Then the provision(s) of company’s policy will supersede the conflicting provision(s) of this exclusion A. with respect to such premises or operations (or both). This exclusion A. will not be more limiting than any exclusion of such premises or operations (or both) listed above, which is contained in, or followed by, any policy issued by the company.

This exclusion A. will not apply to any original insured that performs work or operations at, or incidental to, any of the premises or operations excluded above unless such insured is also principally engaged in the ownership of such premises or the performance of such work or operations excluded above.

B.	Bodily injury or property damage included in the products-completed operations hazard, but only if such bodily injury or property damage directly results from the manufacturing of:
1.	Automobiles or motorcycles;

2.	Springboards or trampolines;

3.	Helmets intended to be used in athletic events or athletic activities;

4.	Underground storage tanks intended to be used for the storage of petroleum products;

5.	Firearms or guns;

6.	Paints containing lead;

7.	Fireworks;

8.	Medical devices intended to be used for implantation into humans;

9.	Cell phones;

10.	Smoke detectors;

11.	NutraSweet or saccharin intended to be used in food or beverage products for human consumption, but this exclusion does not apply to an original insured who handles, sells, or distributes food or beverage products intended for human consumption that contain NutraSweet or saccharin, unless such insured is principally engaged in the manufacturing of NutraSweet or saccharin;

12.	Latex gloves;

13.	Rides intended for use in amusement parks;

14.	Tobacco products, but this exclusion does not apply injury or damage due to a fire caused by lighted tobacco products;

15.	Diving boards or diving towers;

16.	Insecticides, pesticides or herbicides;

17.	Manganese welding rods; or

18.	Explosives or nitroglycerine, celluloid, pyroxlin, or other explosive substances intended for use in explosives;
Provided, however, that if:
(1)	A policy contains, or follows as in the case of a follow-form policy, an exclusion of any of the products or completed operations (or both) listed above; and

(2)	Such exclusion incorporates any provision(s) in conflict with any provision(s) of this exclusion B.;

Then the provision(s) of the company’s policy will supersede the conflicting provision(s) of this exclusion B. with respect to such products or completed operations (or both) listed above. This exclusion B. will not be more limiting than any exclusion of such products or completed operations (or both) listed above, which is contained in, or followed by, any policy issued by the company.
Except as noted above, this exclusion B. will not apply to any original insured that produces, manufactures or assembles any component parts, subassemblies, chemicals, materials, or substances used in any of the products or completed operations listed above unless such insured is also principally engaged in the final production, manufacturing, or assembly of such product(s) or the performance of such completed operations listed above.
The exclusions enumerated in III. above will not apply to incidental premises, operations, products, activities or work of the original insured.
Should the company, by reason of an inadvertent act, error, or omission, be bound to afford coverage excluded hereunder or should an existing insured extend its premises, operations, products, activities or work to include exposures excluded hereunder, the reinsurer will temporarily waive such exclusions. Such waiver, however, will not apply to exclusions I.A., I.B., I.C., I.G.2. through I.G.6., I.L. or I.M. of this Article. The duration of said waiver will not extend beyond the time that notice of such exposure has been received by a member of the executive or managerial staff of the company’s office having underwriting authority in the class of business involved, plus the minimum time period required thereafter for the company to terminate such coverage. If the company is prevented from canceling said policy within such period by applicable statute or regulation, then such policy will be covered hereunder until the earliest date on which the company may cancel.
The company may submit in writing to the reinsurer, for special acceptance hereunder, policy(ies) that would otherwise not be covered by this agreement. If said policy(ies) is/are accepted in writing by the reinsurer, it/they will be subject to the terms and conditions of this agreement for that reinsurer’s percentage participation hereon, except as such terms and conditions are modified by such acceptance. Recognizing the urgent nature of these communications, the reinsurer agrees to respond forthwith to such requests. Silence on the part of the reinsurer after five business days from its receipt of a request for special acceptance will be deemed constructive concurrence with the company’s election to cede to this agreement the policy(ies) that is/are the subject of the request. Any policies special accepted under reinsurance agreements that precede this agreement will be automatically covered hereunder. Further, should reinsurers become a party to this agreement subsequent to the acceptance of any policies not normally covered hereunder, they will automatically accept such policies as being a part of this agreement.

REINSURANCE PREMIUM AND CEDING COMMISSION ARTICLE
The company will cede to the reinsurer the reinsurer’s quota share percentage (as specified for such reinsurer in the INTERESTS AND LIABILITIES AGREEMENTS attaching to and forming a part of this agreement) of the net subject written premium on all policies written or renewed with an effective date on or after the effective date of this agreement, less a flat ceding commission on the net subject written premium ceded as follows:

Section A:	Flat rate of 25% of net subject written premium.

Section B:	Flat rate of 23.5% of net subject written premium.

Section C:	Flat rate of 22.5% of net subject written premium.
The flat ceding commission will include premium taxes of all kinds, local board assessments, and all other expenses and charges whatsoever based on the premium for policies ceded under this agreement, except for Federal Excise Tax as described in the FEDERAL EXCISE TAX ARTICLE.
OTHER REINSURANCE ARTICLE
The company may purchase the following treaty reinsurance on its retentions (as set forth in the
REINSURANCE COVERAGE ARTICLE):
A.	Inter-company pooling reinsurance agreements among the parties comprising the company; and

B.	Aggregate excess of loss reinsurance written on an each-occurrence (a.k.a. “clash”) basis.
The premium paid for such treaty reinsurance will not be deducted from the net subject written premium hereon; likewise, recoveries under such reinsurance will inure to the sole benefit of the company.
Additionally, the company may purchase facultative reinsurance on any policy for which it deems such purchase advisable, and the premium for that portion of the company’s policy reinsured elsewhere will be deducted from the net subject written premium, and such facultative reinsurance (if any) will inure to the benefit of this agreement.
EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS OF LIMITS LIABILITY ARTICLE
This agreement will extend to cover any claims-related extra contractual obligations or excess of limits liability (or both) arising because of, but not limited to, the following:
A.	Failure of the company to agree to settle a claim within the policy limits or to provide a defense against such claims.

B.	Actual or alleged bad faith, fraud, or negligence in investigating or handling a claim or in rejecting an offer of settlement.
C.	Negligence or breach of duty in the preparation of the defense or the conduct of a trial or the preparation or prosecution of any appeal or subrogation (or both) or any subsequent action resulting therefrom.
“Extra contractual obligations” as used in this agreement means those liabilities not covered under any other provision of this agreement for which the company is liable to its insured or a third-party claimant, or that the company paid as its share of a claims-related extra contractual obligation awarded against one or more of its co-insurers.
“Excess of limits liability” as used in this agreement will mean any amount for which the company would have been contractually liable to pay had it not been for the limits of the company’s policy.
There will be no recovery hereunder where the extra contractual obligations or excess of limits liability (or both) have been incurred due to fraud committed by a member of the board of directors or a duly elected corporate officer of the company, acting individually, collectively, or in collusion with a member of the board of directors, a duly elected corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the company.
The date on which any extra contractual obligations or excess of limits liability (or both) is incurred by the company will be deemed, in all circumstances, to be the date of loss under the company’s policy. In no event will the reinsurer’s total liability for extra contractual obligations or excess of limits liability (or both) exceed the following limits with respect to any one occurrence, which limits are in addition to such reinsurer’s limits of liability, as set forth in the REINSURANCE COVERAGE ARTICLE, with respect to ultimate net loss arising out of such occurrence.
1.	The reinsurer’s share, if applicable, of the Section A limit;

2.	The reinsurer’s share, if applicable, of the maximum possible limit under Section B.; or

3.	The reinsurer’s share, if applicable, of the Section C limit;
The limitations set forth above in this paragraph apply to their respective Sections of the REINSURANCE COVERAGE ARTICLE.
REPORTS AND REMITTANCES ARTICLE
A.	Within 75 calendar days after the close of each month, as respects all policies subject to this agreement that are underwritten by the company’s London offices, and within 45 calendar days after the close of each month, as respects all other policies subject to this agreement, the company will furnish the reinsurer with a report summarizing the premium ceded less return premium and ceding commission, ultimate net loss paid, loss adjustment expense paid, extra contractual obligations paid, excess of limits liability paid, monies recovered, and net balance due either party. Said monthly reports will also include the following information for each policy subject to this agreement that is written or renewed during the month:
1.	First named insured;

2.	Policy effective date;

3.	Policy expiration date;

4.	Policy limits;

5.	Policy attachment point(s);

6.	Policy premium;

7.	Premium ceded to reinsurers;

8.	Paid ultimate net loss;

9.	Reserves for outstanding ultimate net loss;

10.	Paid loss adjustment expense; and

11.	Reserves for outstanding loss adjustment expense.
Amounts due the reinsurer will accompany said reports. Except with respect to amounts due under paragraph C. of this Article, any balances due the company will be paid within 45 calendar days after the company has furnished the reinsurer with the report.

B.	Semi-annually the company will provide the reinsurer with a report listing all claims subject to this agreement to which the company has assigned the claim code of “D”, “P”, or “R”. Such reports will be valued as of June 30th and December 31st, respectively, and will contain with respect to each claim listed the following information:
1.	First named insured;

2.	Policy effective date;

3.	Date of loss;

4.	Date of report;

5.	Amount paid;

6.	Amount reserved;

7.	Status of claim (i.e., whether open or closed); and

8.	Claim code.
In addition, the company will furnish the reinsurer with such other information as may be required by the reinsurer for completion of its NAIC interim and/or annual statements.

C.	If the amount due the company for the sum of ultimate net loss, loss adjustment expense, extra contractual obligations, or excess of limits liability (whether individually or collectively) recoverable under this agreement for any one occurrence is in excess of:
1.	$1,500,000 with respect to policies subject to Section A of the REINSURANCE COVERAGE ARTICLE;

2.	$5,000,000 with respect to policies subject to Section B of the REINSURANCE COVERAGE ARTICLE; or

3.	$1,500,000 with respect to policies subject to Section C of the REINSURANCE COVERAGE ARTICLE;
the reinsurer will, upon the company’s demand and its receipt of satisfactory proofs of loss (as defined in the LOSS SETTLEMENTS ARTICLE), remit the amount due the company within five business days.
LOSS SETTLEMENTS ARTICLE
The reinsurer agrees to abide by all settlements made by the company whether under strict policy conditions or by way of compromise including settlements involving disputed interpretations of policy terms and/or coverage. All settlements, compromises, and adjustments made by the company, whether involving coverage issues or otherwise, will be binding on the reinsurer in proportion to its percentage participation. Such settlements, compromises, or adjustments will be considered satisfactory proofs of loss, and amounts falling to the share of the reinsurer will be payable to the company, subject to the provisions of the REPORTS AND REMITTANCES ARTICLE and the LOSS SETTLEMENTS ARTICLE.
The company will likewise at its sole discretion commence, continue, defend, compromise, settle, or withdraw from actions, suits, or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and the reinsurer will be liable for its share of all payments made and costs and expenses incurred in connection therewith or in taking legal advice therefore (including those which are the result of actions or disputes between original insured(s) and the company).
OFFSET ARTICLE
The company or the reinsurer have and may exercise, at any time and from time to time, the right to offset any balance or balances whether on account of premiums or on account of losses or otherwise, due from one party to the other party hereto, under the terms and within the subject matter of this agreement, and any predecessor and successor agreements of this agreement.
In the event of an insolvency of a party hereto, offset shall only be allowed in accordance with the provisions of Section 7427 of the Insurance Law of the State of New York.
SALVAGE AND SUBROGATION ARTICLE
The reinsurer will be credited with its proportionate share of salvage or subrogation (or both) in respect of claims and settlements under this agreement, less its share of recovery expense. Unless the company and the reinsurer agree to the contrary, the company will enforce its right to salvage or subrogation (or both) and will prosecute all claims arising out of such right. Should the company refuse or neglect to enforce this right, the reinsurer is hereby empowered and authorized to institute appropriate action in the name of the company.
The reinsurer will benefit proportionately from all reductions of ultimate net loss by salvage, compromise or otherwise. If the amount recovered exceeds the recovery expense, such expense will be borne by each party in proportion to its benefit from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) will be applied to the reimbursement of recovery expense and the remaining expense will be borne by each party in proportion to its liability for the loss before recovery was attempted.
Notwithstanding anything to the contrary in this agreement, if the reinsurers initiate an action to secure salvage and/or subrogation in the name of the company, and there is no such recovery, or if the amount recovered is insufficient to cover the expenses incurred in pursuing salvage and/or subrogation, the reinsurers initiating such action will be jointly and severally liable for 100% of such excess expense. Further, said reinsurers will be jointly and severally liable for 100% of any damages to the company, including reimbursement of any compensatory or punitive damages (or both) resulting from the action.
DELAYS, ERRORS, OR OMISSIONS ARTICLE
Any inadvertent delay, omission, or error will not relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission, or error is rectified immediately upon discovery.
ENTIRE AGREEMENT, INTERPRETATION ARTICLE
This agreement represents the entire agreement between the company and the reinsurers with respect to business covered hereunder. There are no understandings between the parties other than as expressed in this agreement. All prior agreements, understandings and representations made by the company and the reinsurers are superseded by this agreement. Any change or modification of this agreement will be documented by an amendment of this agreement, signed by the parties to the agreement.
ACCESS TO RECORDS ARTICLE
The reinsurer or its duly designated representatives will have, upon providing reasonable advance notice to the company, access to the company’s underwriting, accounting, or claim files, other than proprietary or privileged communications, pertaining to the subject matter of this agreement during the period that this agreement is in force and subsequent to its expiration or termination until all claims are closed. If any amount is overdue from a reinsurer to the company for any reason, other than a disputed payment, the reinsurer will have such access to records only upon payment of such overdue amounts to the company or by placing the overdue amounts in a trust or an escrow account acceptable by the company, pending resolution of the dispute. The reinsurer may, at its own expense, reasonably make copies of such books and records and in such event agrees to pay the company’s reasonable expenses (including staff and other overhead costs) in procuring such copies.
If the reinsurer makes any inspection of the company’s claim files under this agreement and, as a result of the inspection the claim is contested or disputed, the reinsurer will provide the company, at the company’s request, a summary of any reports completed by the reinsurer’s personnel or by third parties on behalf of the reinsurer outlining the findings of the inspection and identifying the reasons for contesting or disputing the subject claim. The reinsurer will provide to the company a copy of any such reports within 15 days of the company’s request for same. Nothing in this Article requires the company to maintain or make available any document for a period longer than that required under the company’s document retention policies or procedures.
CONFIDENTIALITY ARTICLE
All terms and conditions of this agreement and any materials provided in the course of inspection will be kept confidential by the reinsurer as against third parties, unless the disclosure is required pursuant to process of law or unless the disclosure is to the reinsurer’s retrocessionaires, financial auditors, or governing regulatory bodies. Disclosing or using this information for any purpose beyond the scope of this agreement, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the company.
INSOLVENCY ARTICLE
(This Article will apply severally to each reinsured company referenced within the definition of the company in the Preamble to this agreement. Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws will prevail.)
A.	In the event of the insolvency of the company, this reinsurance will be payable directly to the company, or to its liquidator, receiver, conservator or statutory successor, immediately upon demand on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company will give written notice to the reinsurer of the pendency of a claim against the company, which would involve a possible liability on the part of the reinsurer, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the reinsurer will be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit, which may accrue to the company solely as a result of the defense undertaken by the reinsurer.
B.	Where two or more of the reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense will be apportioned in accordance with the terms of the agreement as though such expense had been incurred by the company.
C.	The reinsurance will be payable by the reinsurer to the company or to its liquidator, receiver, conservator, or statutory successor, except as provided by Section 4118(a) (1) (A) and 1114 (c) of the New York Insurance Law or except (a) where the agreement specifically provides another payee of such reinsurance in the event of the insolvency of the company or (b) where the reinsurer with the consent of the original insured or insureds has voluntarily assumed such policy obligations of the company as direct obligations of the reinsurer to the payees under such policies and in substitution for the obligations of the company to the payees. Then, and in that event only, the company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, is entirely released from its obligation and the reinsurer will pay any loss directly to payees under such policy.
D.	Notwithstanding paragraphs A., B., and C., where the company is authorized under the Insurance Companies Act (Canada) to insure risks in Canada, in the event of the insolvency of the company, reinsurance payable in respect of the insurance business in Canada of the company will be payable to the Chief Agent in Canada of the company or to the liquidator, receiver, conservator or statutory successor appointed in Canada in respect of the insurance business in Canada of the company without diminution because of the insolvency of the company or because the company or a liquidator, receiver, conservator or statutory successor of the company has failed to pay all or any portion of any claim. All other terms and conditions of paragraphs A., B., and C. remain in effect and apply to this paragraph D., which will prevail if there is a conflict or inconsistency.
ARBITRATION ARTICLE
A.	As a condition precedent to any right of action under this agreement, any and all disputes arising under or relating to this agreement, including its formation and validity, will be finally and fully determined in Hamilton, Bermuda under the provisions of The Bermuda International Conciliation and Arbitration Act of 1993 (exclusive of the Conciliation Part of such Act), as may be amended and supplemented, by a Board composed of three arbitrators to be selected for each controversy as follows:
In the event of a dispute, controversy or claim, any party may notify the other party or parties to such dispute, controversy or claim of its desire to arbitrate the matter, and at the time of such notification the party desiring arbitration will notify any other party or parties of the name of the arbitrator selected by it. The other party who has been so notified will within 30 calendar days thereafter select an arbitrator and notify the party desiring arbitration of the name of such second arbitrator. If the party notified of a desire for arbitration will fail or refuse to nominate the second arbitrator within 30 calendar days following receipt of such notification, the party who first served notice of a desire to arbitrate will, within an additional period of 30 calendar days, apply to the Supreme Court of Bermuda for the appointment of a second arbitrator and in such a case the arbitrator appointed by such court will be deemed to have been nominated by the party or parties who failed to select the second arbitrator. The two arbitrators, chosen as above provided, will within 30 calendar days after the appointment of the second arbitrator choose a third arbitrator. In the event of the failure of the first two arbitrators to agree on a third arbitrator within said 30 calendar day period, the third arbitrator will be drawn automatically utilizing the Dow Jones Industrial Average on the third working day after both names have been chosen in writing. A Dow Jones Industrial Average ending in an even number before the decimal point will be deemed to be the selection of the claimant’s name and the Dow Jones Industrial Average ending in an odd number before the decimal point will be deemed to be the selection of the respondent’s name. The three arbitrators will decide by majority. The umpire will also act as Chair of the Tribunal and, in the event that no majority can be reached, the verdict of the umpire will prevail.
B.	All claims, demands, denials of claims and notices pursuant to this Article will be given in writing and given by hand, prepaid express courier, airmail or telecopier properly addressed to the appropriate party and will be deemed as having been effected only upon actual receipt.
C.	The Board of Arbitration will fix, by a notice in writing to the parties involved, a reasonable time and place for the hearing and may prescribe reasonable rules and regulations governing the course and conduct of the arbitration proceeding, including without limitation discovery by the parties. The Board will be relieved of all judicial formality and will not be bound by the strict rules of procedure evidence. The Board will interpret this agreement as if it were an honorable engagement rather than as merely a legal obligation.
D.	The Board will, within 90 calendar days following the conclusion of the hearing, render its decision on the matter or matters in controversy in writing and will cause a copy thereof to be served on all the parties thereto. In case the Board fails to reach a unanimous decision, the decision of the majority of the members of the Board will be deemed to be the decision of the Board. Such decision will be a complete defense to any attempted appeal or litigation of such decision of the Board of Arbitration by, any court or other body to the fullest extent permitted by applicable law.
E.	Any order as to the costs of the arbitration will be in the sole discretion of the Board, who may direct to whom and by whom and in what manner they will be paid.
F.	All awards made by the Arbitration Board will be final and no right of appeal will lie from any award rendered by the Arbitration Board. The parties agree that the Supreme Court of Bermuda: (i) will not grant leave to appeal any award based upon a question of law arising out of the award; (ii) will not grant leave to make an application with respect to an award;

(iii) and will not assume jurisdiction upon any application by a party to determine any issue of law arising in the course of the arbitration proceeding.
All awards made by the Arbitration Board may be enforced in the same manner as a judgment or order from the Supreme Court of Bermuda and judgment may be entered pursuant to the terms of the award by leave from the Supreme Court of Bermuda.
G.	If the company and more than one reinsurer are involved in the same dispute(s) or difference(s) arising out of this agreement, and the company requests consolidated arbitration with those reinsurers in an initial notice of arbitration or response, then those reinsurers will constitute and act as one party for purposes of the arbitration and thus will select a single party-appointed arbitrator among them. If the company requests consolidation in its notice of arbitration, then both parties will elect their party-appointed arbitrators within 45 calendar days of the commencement of the arbitration proceeding. If the company requests consolidation in its response, then (i) that response will be appended to the company’s notice of arbitration to the additional reinsurer(s) joined in the proceeding, (ii) any arbitral appointment made before that response will be of no effect, and (iii) the reinsurers will select their arbitrator within 45 calendar days of their receipt of those pleadings. For purposes of this paragraph, any instance in which two or more of the reinsurers have not paid their proportional shares of the same balance claimed due by the company will be deemed to involve the same dispute(s) or difference(s) arising out of this Agreement. Communications will be made by the company to each of the reinsurers constituting one party. Nothing in this paragraph will impair the rights of reinsurers to assert several rather than joint defenses or claims, change their liability under this agreement from several to joint, or impair their rights to retain separate counsel in connection with the arbitration.
H.	Unless prohibited by law, the Supreme Court of Bermuda will have exclusive jurisdiction over any and all court proceedings that either party may initiate in connection with the arbitration, including proceedings to compel, stay, or enjoin arbitration or to confirm, vacate, modify, or correct an arbitration award.
GOVERNING LAW ARTICLE
This agreement, and any dispute, controversy, or claim arising out of or relating to this agreement, will be governed by and construed according to the laws of the State of New York, except with regard to:
A.	The payment of punitive damages; and

B.	The procedural law required under the ARBITRATION ARTICLE of this agreement, which will be construed in accordance with the laws of Bermuda.

Notwithstanding the foregoing, as to rules regarding credit for reinsurance, the rules of all applicable states or other jurisdictions will pertain thereto.
CURRENCY REVALUATION AND FOREIGN EXCHANGE ARTICLE
I.	It is understood and agreed that any original limit(s) or original sub-limit(s) of liability, underlying limit(s) or attachment point(s) of a policy in currencies other than United States of America (“U.S.”) Dollars, Euros, or United Kingdom Pounds Sterling will be converted into its(their) U.S. dollar equivalent(s) using the same rate of exchange used by the company when such policy was entered by the company into its own books of account. In the event that there is a subsequent change in the parity value of the U.S. dollar (from that used by the company when such policy was entered by the company into its own books of account) which results in:
A.	The reinsurer’s maximum limit of liability for such policy (as specified in the REINSURANCE COVERAGE ARTICLE) being exceeded;

B.	Such policy being subject to Section A instead of Section B of this agreement (or subject to Section B instead of Section A of this agreement);

C.	Any minimum initial attachment point threshold in U.S. Dollars, which is required by the REINSURANCE COVERAGE ARTICLE in order for such policy to be reinsured hereunder, not being met; or

D.	A change in the company’s retained percentage under the provisions of B. of the REINSURANCE COVERAGE ARTICLE (if applicable);
then:
1.	In the case of A. above, the company will be held covered for such excess limit;

2.	In the case of B. above, the company’s policy will remain subject to the section of this agreement that applied based on the exchange rate that was used by the company when such policy was entered by the company into its own books of account; and

3.	In the case of C. above, the required minimum initial attachment point threshold will be deemed to have been met for such policy to be reinsured hereunder;

4.	In the case of D. above, the company’s retention under the provisions of Section B of the REINSURANCE COVERAGE ARTICLE (if applicable) will be deemed unchanged from what it was when such policy was entered by the company into its own books of account;

until the next renewal of the policy, at which time:
a.	The warranted reinsurers’ maximum U.S. dollar limit of liability;

b.	Section A or Section B under the REINSURANCE COVERAGE ARTICLE of this agreement;

c.	The minimum initial attachment point threshold in U.S. Dollars, which is required by the REINSURANCE COVERAGE ARTICLE in order for such policy to be reinsured hereunder; and

d.	The company’s retention under provisions of Section B. of the REINSURANCE COVERAGE ARTICLE (if applicable);
will apply to such policy based on the exchange rate used by the company when such renewal is entered by the company into its own books of account.
II.	All amounts due to either the company or the reinsurer under this agreement will be paid in United States of America (U.S.) Dollars subject to paragraphs III. and IV. below.

III.	Net subject written premium, as well as any subsequent adjustments thereto, collected or returned by the company in other than U.S. Dollars will be paid to, or by, the reinsurer in U.S. Dollars at the same rates of exchange at which the company entered such transaction into its own books of account.

IV.	Amounts due the company for ultimate net loss, loss adjustment expense, extra contractual obligations, or excess of limits liability hereunder in other than U.S. Dollars will be converted into U.S. Dollars at the same rates of exchange at which the company entered the payment(s) of such loss into its own books of account.

V.	The sign “$” in this agreement refers to United States of America (U.S.) Dollars. The sign “€” refers to Euros, the currency of the European Union. The sign “£” refers to United Kingdom Pounds Sterling. For the purposes of determining the manner in which policies are to be ceded to this agreement, the limits and attachment points set forth in this agreement that are to apply to a subject policy, based upon said policy’s issuing company, attachment point and limit, will be those limits and attachment points stated in the currency(ies) in which the policy is issued; however, in the event a policy is issued with limits or attachment points (or both) in a currency other than one of those set forth in this subparagraph V., such limit and attachment point will be converted to U.S. Dollars and said policy will be ceded as if it were originally written in U.S. Dollars.

SERVICE OF SUIT ARTICLE
(This Article is not intended to conflict with or override the parties’ obligation to arbitrate their disputes in accordance with the ARBITRATION ARTICLE.)
A.	This paragraph A. applies:
1.	Only to policies that are subject to Section A or Section B of the REINSURANCE COVERAGE ARTICLE; and

2.	To a reinsurer unauthorized in any jurisdiction that has authority over the company and in which a subject suit has been instituted.
In the event any reinsurer hereon fails to pay any amount claimed due hereunder, such reinsurer, at the request of the company, will submit to the jurisdiction of a court of competent jurisdiction within England or Bermuda and will comply with all requirements necessary to give that court jurisdiction.
B.	This paragraph B. applies:
1.	Only to policies that are subject to Section C of the REINSURANCE COVERAGE ARTICLE; and

2.	To a reinsurer either:
a.	Domiciled outside the United States of America; or

b.	Unauthorized in any state, territory or district of the United States of America that has jurisdiction over the company and in which a subject suit has been instituted.
In the event of the failure of any reinsurer hereon to pay any amount claimed to be due hereunder, such reinsurer, at the request of the company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the reinsurer’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The reinsurer, once the appropriate court is accepted by the reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction. In any suit instituted against it upon this agreement, the reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal.
Service of process in such suit may be made upon Mendes and Mount, LLP, 750 Seventh Avenue, New York, New York 10019-6829, when such suit is instituted in the state of New York; Mendes and Mount, LLP, 725 South Figueroa, 19th Floor, Los Angeles, California 90017-5524, when such suit is instituted in the state of California; either of the foregoing if the suit is not instituted in New York or California; or another party as specifically designated in the INTERESTS AND LIABILITIES AGREEMENT for such reinsurer.
However, if another party is so designated, the reinsurer in question recognizes that the laws of the states of New York and California require that service be made on a law firm located in the respective state if a suit is instituted in that state, so that if the party designated above is not located in California as respects a suit instituted in California, or New York as respects a suit instituted in New York, the applicable office of Mendes and Mount stipulated above must be used for service of suit unless the provisions of the final paragraph of this Article apply.
The agent for service of process is authorized and directed to accept service of process on behalf of the reinsurer in any such suit and/or upon the request of the company to give a written undertaking to the company that they will enter a general appearance upon the reinsurer’s behalf in the event such a suit is instituted.
Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the company or any beneficiary hereunder arising out of this agreement, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
AGENCY ARTICLE
For purposes of sending and receiving notices and payments required by this agreement, the reinsured company that is set forth first in the definition of company in the Preamble to this agreement will be deemed the agent of all other reinsured companies referenced in the Preamble. In no event, however, will any reinsured company be deemed the agent of another with respect to the terms of the INSOLVENCY ARTICLE.
INTERMEDIARY ARTICLE
Aon Re Inc., an Illinois corporation, or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the intermediary negotiating this agreement for all policies reinsured hereunder. All communications relating to this agreement will be transmitted to the company or the reinsurers through the intermediary. Payments by the company to the intermediary will be deemed payment to the reinsurers. Payments by the reinsurers to the intermediary will be deemed payment to the company only to the extent that such payments are actually received by the company.

RESERVES AND FUNDING ARTICLE
A.	As respects policies subject to Section C of the REINSURANCE COVERAGE ARTICLE only, this Article applies to the reinsurer in the event that the company is unable to recognize a statutory credit in any state having jurisdiction over the company’s reserves as respects said reinsurer’s obligations hereunder.

B.	As regards policies issued by the company coming within the scope of this agreement, the company agrees that when it will file with the insurance regulatory authority or set up on its books reserves for unearned premium, losses, and loss adjustment expense reinsured hereunder, which it will be required by law to set up, it will forward to the reinsurer a statement showing the proportion of such reserves which is applicable to the reinsurer. The reinsurer hereby agrees to fund such reserves in respect of:
1.	Unearned premium;

2.	Known outstanding losses that have been reported to the reinsurer and loss adjustment expense relating thereto;

3.	Losses and loss adjustment expense paid by the company but not recovered from the reinsurer; plus

4.	Reserves, including incurred-but-not-reported (IBNR) reserves as determined by the company, for losses and loss adjustment expense relating thereto;
All of which are hereinafter referred to as “reinsurer’s obligations”, by funds withheld, cash advances, a letter of credit, or a trust. The reinsurer will have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the company’s reserves.
C.	When funding by a letter of credit, the reinsurer will apply for and secure timely delivery to the company of a clean, irrevocable and unconditional letter of credit issued by a bank and containing provisions acceptable to the company and any insurance regulatory authorities having jurisdiction over the company in an amount equal to the reinsurer’s obligations. Such letter of credit will be issued for a period of not less than one year and will be automatically extended for one year from its date of expiration or any future expiration date unless 30 calendar days (60 calendar days where required by insurance regulatory authorities) prior to the expiration date of such letter of credit the issuing bank notifies the company by certified or registered mail that the issuing bank elects not to consider the letter of credit extended for any additional period.

D.	The reinsurer and company agree that the letters of credit provided by the reinsurer pursuant to the provisions of this agreement may be drawn upon at any time, notwithstanding any other provision of this agreement, and be utilized by the company or any successor, by operation of law, of the company including, without limitation, any liquidator, rehabilitator, receiver, or conservator of the company for the following purposes, unless otherwise provided for in a separate trust agreement:
1.	To reimburse the company for the reinsurer’s obligations, the payment of which is due under the terms of this agreement and which has not been otherwise paid;

2.	To make refund of any sum which is in excess of the actual amount required to pay the reinsurer’s obligations under this agreement;

3.	To fund an account with the company for the reinsurer’s obligations. Such cash deposit will be held in an interest-bearing account separate from the company’s other assets, and interest thereon not in excess of the prime rate will accrue to the benefit of the reinsurer.

4.	If prior to any expiration date the issuing bank has sent notice that it elects not to consider the letter of credit extended for any additional period.

This subparagraph 4. will only apply if the reinsurer has failed to replace the expiring letter of credit at least 15 calendar days prior its expiration with an irrevocable and unconditional, letter of credit issued by another bank and containing provisions acceptable to the company and any insurance regulatory authorities having jurisdiction over the company in an amount equal to the reinsurer’s obligations of said reserves.
E.	In the event the amount drawn by the company on any letter of credit is in excess of the actual amount required for D.1., D.2. or D.4. above, the company will promptly return to the reinsurer the excess amount so drawn. All of the foregoing will be applied without diminution because of insolvency on the part of the company or the reinsurer.

F.	The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the company.

G.	At annual intervals, or more frequently as agreed but never more frequently than quarterly, the company will prepare a specific statement of the reinsurer’s obligations, for the sole purpose of amending the letter of credit, in the following manner:
1.	If the statement shows that the reinsurer’s obligations exceed the balance of credit as of the statement date, the reinsurer will, within 30 calendar days after receipt of notice of such excess, secure delivery to the company of an amendment to the letter of credit increasing the amount of credit by the amount of such difference;

2.	If, however, the statement shows that the reinsurer’s obligations are less than the balance of credit as of the statement date, the company will, within thirty (30) calendar days after receipt of written request from the reinsurer, release such excess credit by agreeing to secure an amendment to the letter of credit reducing the amount of credit available by the amount of such excess credit.
TAXES ARTICLE
The company will pay all taxes (except Federal Excise Tax) on premiums reported to the reinsurers on this Agreement.
FEDERAL EXCISE TAX ARTICLE
(This Article is applicable to those reinsurers, excepting Underwriters at Lloyd’s London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)
Only as respects policies subject to Section C of the REINSURANCE COVERAGE ARTICLE, the reinsurers will allow the company to deduct, for the purpose of paying Federal Excise Tax, the applicable percentage of any premium payable hereon (as imposed under Section 4371 of the Internal Revenue Service Code) to the extent such premium is subject to such tax. In the event of any return of such premium, the reinsurers will deduct the aforesaid percentage from the return premium payable hereon and the company or its agent will recover such tax from the United States Government.
SURVIVAL ARTICLE
All Articles of this agreement will survive the termination of this agreement until all obligations between the company and the reinsurers have been finally settled.